Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2024 relating to the financial statements of Ivanhoe Electric Inc. and the effectiveness of Ivanhoe Electric Inc.'s internal control over financial reporting appearing in the Annual Report on Form 10-K of Ivanhoe Electric Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading "Interests of Experts" in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants
June 7, 2024
Vancouver, Canada